Exhibit 5


295 North Maple Ave.
Basking Ridge, NJ 07920


August 10, 2000


AT&T Corp.
32 Avenue of the Americas
New York, NY  10013

Dear Sirs:

     With  reference  to the  registration  statement  on Form  S-8  which  AT&T
Corp.(the "Company") proposes to file with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended, registering 60,000,000 shares of AT&T Wireless Group Common Stock (par value $1 per share) (the "Shares") which may be offered and sold by the Company under the AT&T Long Term Savings Plan for Management Employees, AT&T Long Term Savings and Security Plan, AT&T Retirement Savings and Profit Sharing Plan, AT&T of Puerto Rico, Inc. Long Term Savings and Security Plan and AT&T of Puerto Rico, Inc. Long Term Savings Plan for Management Employees, AT&T Long Term Savings Plan - San Francisco and AT&T Wireless Services 401(k) Retirement Plan (collectively, the "Plans"), which Shares, under the terms of the Plans may be authorized and unissued shares or treasury shares, I am of the opinion that:

     1. the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York;

     2. all proper corporate proceedings have been taken so that any Shares to be offered and sold which are newly issued have been duly authorized and, upon sale and payment therefor in accordance with the Plans and the resolutions of the Board of Directors relating to the offering and sale of common shares thereunder, will be legally issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion with the SEC in connection with the registration statement referred to above.

                                  Very truly yours,

                                  /s/ Robert S. Feit
                                  ---------------------
                                  Robert S. Feit